Exhibit 99.1

PB Bancorp, Inc.

News Release

January 21, 2016
FOR IMMEDIATE RELEASE
Contact: Thomas A. Borner, President and CEO, PB Bancorp, Inc.
Telephone: (860) 928-6501

PB BANCORP, INC. ANNOUNCES DIVIDEND

PUTNAM, CT – January 21, 2016 – Thomas A. Borner, President and CEO of PB Bancorp, Inc., has announced that the Company’s Board of Directors has declared a quarterly cash dividend on the Company’s common stock of $.025 per share. The dividend will be payable to all stockholders of record as of February 3, 2016, and is scheduled to be paid on February 16, 2016.

"We are pleased to announce the payment of this initial dividend for the newly organized Holding Company" said Mr. Borner. “These are exciting times for Putnam Bank, especially in the wake of the successful completion of the second-step conversion and stock offering. The payment of dividends is one way of providing a return to stockholders who have invested in our community bank. We expect to continue our brand of community banking for years to come in keeping with our tag line; “Together We Make A Difference”, as we have for the last 154 years of service to all of eastern Connecticut”.

PB Bancorp, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a state chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PB Bancorp, Inc.’s common stock trades on the NASDAQ Capital Market under the symbol PBBI.

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